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                                                                     EXHIBIT 5.1

DE BRAUW BLACKSTONE WESTBROEK P.C.
Advocaten Notarissen Belastingadviseurs

650 Fifth Avenue 4th Floor  New York  NY  10019

Telephone:   (212) 259 4100
Facsimile:   (212) 259 4111


To       Chicago Bridge & Iron Company N.V.
         Polarisavenue 31
         2132 JH Hoofddorp
         The Netherlands



Arie Schaberg - advocaat
Telephone:    (212) 424-9146
Facsimile:    (212) 424-9100
E-mail:       aschaberg@dbbw.nl

New York, March 21, 2003
Our ref.      : 90094033-l005-1031-SEC opinion final 1

Dear Sir/Madam,
                       CHICAGO BRIDGE & IRON COMPANY N.V.


1      INTRODUCTION

       I have acted as Dutch legal adviser (advocaat) to Chicago Bridge & Iron Company N.V., with corporate seat in Amsterdam, (the "COMPANY") in connection with the registration (the "REGISTRATION") by the Company with the United States Securities and Exchange Commission (the "SEC") of 1,705,528 ordinary shares in the share capital of the Company held by Wedge Engineering B.V. (the "WEDGE SHARES") and 5,315,829 ordinary shares in the share capital of the Company held by First Reserve Fund VIII, L.P. (the "FRF SHARES", and together with the Wedge Shares, the "SHARES", each a "SHARE").

2      DUTCH LAW

       This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion.

3      SCOPE OF INQUIRY

       For the purpose of this opinion, I have examined such documents and obtained such confirmations and trade register extracts as I have deemed necessary in order to enable me to render this opinion. It is noted that trade register extracts do not provide conclusive evidence that the facts set out in it are correct. However, under the 1996 Trade Register Act (Handelsregisterwet 1996), subject to limited exceptions, a company cannot invoke the


ATTORNEYS AT LAW, TAX LAWYERS, CANDIDATE CIVIL LAW NOTARIES. ADMITTED IN THE NETHERLANDS. NOT ADMITTED IN NEW YORK. DE BRAUW BLACKSTONE WESTBROEK P.C. IS THE NEW YORK BRANCH OF DE BRAUW BLACKSTONE WESTBROEK NEW YORK B.V., THE HAGUE, REGISTERED WITH THE TRADE REGISTER IN THE NETHERLANDS UNDER NO 27172369

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       incorrectness or incompleteness of its trade register registration against third parties who were unaware of it.

       My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4      ASSUMPTIONS

       For the purpose of this opinion, I have made the following assumptions:

4.1 All copy documents conform to the originals and all originals are genuine and complete.

4.2    Each signature is the genuine signature of the individual concerned.

4.3 Any minutes referred to in paragraph 3 are a true record of the proceedings described in them in duly convened, constituted and quorate meetings and the resolutions set out in those minutes and any written resolutions referred to in paragraph 3 (i) were validly passed and remain in full force and effect without modification, and (ii) comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law. Any confirmation referred to in paragraph 3 is true.

4.4 The Purchase Agreement between Wedge Group Incorporated, WGI Tyler Inc. and the Company dated as of July 30, 2000 and amended on November 17, 2000 (the "WEDGE PURCHASE AGREEMENT"), the Stock Purchase Agreement between Farinvest, Ltd. ("FARINVEST") and the Company dated as of February 7, 2001 (the "FARINVEST PURCHASE AGREEMENT") and the Stock Purchase Agreement between First Reserve Fund VIII, L.P. ("FIRST RESERVE") and the Company dated as of February 7, 2001 (the "FIRST RESERVE PURCHASE AGREEMENT") (i) are within the capacity and powers of, and have been validly authorised and signed by, each party other than the Company, (ii) have been signed on behalf of the Company by Mr. Gerald M. Glenn for Chicago Bridge & Iron Company B.V. and (iii) are valid, binding and enforceable on each party under the law by which they are expressed to be governed.

4.5 At the time of the issue of the Shares, the Company did not possess inside information (voorwetenschap) in respect of it or the trade in its securities.

4.6 The Wedge Shares now outstanding were originally included in (i) the ordinary shares that were issued to WGI Tyler, Inc. pursuant to the Wedge Purchase Agreement (the "WEDGE PURCHASE SHARES") and (ii) the ordinary shares that were issued to Farinvest pursuant to the Farinvest Purchase Agreement (the "WEDGE/FARINVEST SHARES"). The FRF Shares now outstanding were originally included in (i) the Wedge Purchase Shares and (ii) the ordinary shares that were issued to First Reserve pursuant to the First Reserve Purchase Agreement (the "FIRST RESERVE PURCHASE SHARES").

4.7 At the time of the non-cash contribution as meant in Section 2:94b Dutch Civil Code ("CC") (the "NON-CASH CONTRIBUTION") on the Wedge Purchase Shares in accordance with the description dated December 19, 2000, the value of the Non-Cash Contribution was at least equal to the amount to be paid on the Wedge Purchase Shares (it being noted that this assumption is supported by the auditor's report dated December 19, 2000) and the Non-Cash Contribution has been validly transferred to the Company.

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4.8    At the time of each cash contribution in a foreign currency as meant in
       Section 2:80a subsection 2 and 3 CC (the "FOREIGN CURRENCY CONTRIBUTIONS") on the Wedge/Farinvest Shares and the First Reserve Purchase Shares, in accordance with Section 2.02 of the Farinvest Purchase Agreement and Section 2.02 of the First Reserve Purchase Agreement, the value of the Foreign Currency Contributions was at least equal to the amount to be paid on the Wedge/Farinvest Shares and the First Reserve Purchase Shares (it being noted that this assumption is supported by the bank statement as meant in Section 2:93a subsection 6 Dutch Civil Code (bankverklaring) dated February 7, 2001) and the Foreign Currency Contributions have been validly paid to the Company.

5      OPINION

       Based on the documents, confirmations and trade register extracts referred to and the assumptions in paragraphs 3 and 4 and subject to any matters not disclosed to me, I am of the opinion that the Shares have been duly authorised and validly issued in accordance with Dutch law and are fully paid and non-assessable (and accordingly, no obligation other than to pay up the nominal amount of a Share may be imposed upon a shareholder against his will even by an amendment of the articles of association of the Company).

6      RELIANCE

       This opinion is solely for the purpose of the Registration and may be filed with the SEC as an exhibit to the Registration Statement to be filed with the SEC on or about March 21, 2003 pertaining to the Registration. I hereby consent to the reference to De Brauw Blackstone Westbroek P.C., New York, New York, under the heading "Legal Matters" in the Registration Statement relating to the Registration to be filed with the SEC on or about March 21, 2003 (but I do not admit that I am a person whose consent for that filing and reference is required under Section 7 of the United States Securities Act of 1933, as amended). Otherwise, it is not to be transmitted to anyone nor is it to be relied upon by anyone for any other purpose.


       Yours faithfully,


       /s/ Arie Schaberg


       ARIE SCHABERG
       for De Brauw Blackstone Westbroek P.C.


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